Exhibit 99.5

Message from Chuck Boesenberg to NetIQ Employees

April 27, 2006 - Final

Today marks the beginning of an exciting new chapter for NetIQ. This morning, AttachmateWRQ and NetIQ Corporation announced the signing of a definitive agreement under which NetIQ will be acquired by AttachmateWRQ. The transaction, which is valued at $495 million, is described in the attached press release.

In the coming weeks, both companies will take the required steps to complete the merger, including requesting shareholder approval and regulatory permission, as well as satisfying other customary closing requirements. Until the merger is complete, each company will continue to operate independently. Upon completion of the acquisition, which is anticipated to close as early as June 2006, we expect that NetIQ will operate as a stand-alone AttachmateWRQ business unit. Once the transaction is closed, the newly merged company will be known as Attachmate-NetIQ.

AttachmateWRQ is a privately held company based in Seattle that has a leadership position in the host access, host integration, security and asset management markets. This combination brings together two companies with complementary strategic visions and technologies, as well as a commitment to customer satisfaction. Together, we will comprise a $400 million company, serving over 40,000 customers in over 60 countries, with near complete market penetration of the Global 10,000 companies. By joining forces with AttachmateWQR, we will gain tremendous competitive advantage in being able to draw on a larger customer base and operate from an expanded infrastructure and product portfolio.

The NetIQ business unit will be headed by Logan Wray, AttachmateWRQ senior vice president of acquisitions, and Marc Andrews, current NetIQ chief operating officer. Logan will continue to report to Jeff Hawn, president, CEO and chairman of AttachmateWRQ. Marc Andrews will remain chief operating officer of the NetIQ business unit reporting to Logan during the integration phase. Most NetIQ operating executive roles and responsibilities are anticipated to remain intact.

I will remain as NetIQ CEO until completion of the merger. After that time, and for the remainder of 2006, I will continue to advise Jeff Hawn in developing and implementing the integration plan. I will retire in early 2007, as previously announced.

This merger offers significant benefits to our customers, shareholders and employees. First and foremost is a continued commitment to the development of our Knowledge-Based Service Assurance products and solutions. Our development centers in Houston, Raleigh, Bellevue/Seattle, and Bangalore will remain focused on delivering products that will bring significant KBSA value to our customers. AttachmateWRQ has a proven track record of being very customer-focused - serving and supporting our customers will remain the top priority.

Under the terms of the agreement, outstanding stock options and restricted stock awards vest fully and will be cashed out based upon a value of $12.20 per share upon the closing of the deal. In addition, by converting to a private company, we will be able to more directly reward employees for contributing to company value as incentive awards will no longer be subject to market and stock fluctuations. I am confident that Attachmate-NetIQ will remain committed to providing employees with long-term opportunities for growth and advancement.

After closing, Attachmate-NetIQ, will be headquartered in Seattle, while Houston will serve as the headquarters for the NetIQ business unit. NetIQ employees in Bellevue will transfer to AttachmateWRQ facilities in Seattle. Over time, NetIQ’s current headquarters in San Jose will close as remaining functions in San Jose transition to Seattle and Houston. As part of the integration, we anticipate some positions will be eliminated in the Bellevue, Galway, Houston, Raleigh and Staines sites and in some field locations. Those staffing changes are expected to be completed shortly after closing.

I believe that as the enterprise software market matures, this merger is a logical next step for both NetIQ and AttachmateWRQ. The members of the investment group that owns AttachmateWRQ, which includes Golden Gate Capital, Francisco Partners and Thoma Cressey Equity Partners, have a long and successful history of developing strong, profitable, growing companies. The merger nearly doubles the size of this company and strengthens our customer reach; ultimately allowing us to increase our leadership position in the markets we serve.

During the upcoming transition, we must focus our energy and resources on execution, on serving our customers, and on continuing to work to deliver innovative solutions. In most respects it will be very much business as usual. As for the future, I’m confident that you’ll find great promise and possibility in Attachmate-NetIQ.

In the next few days, Jeff Hawn and I will meet with you to share more information during a series of employee briefings scheduled both in person and via update calls.

Chuck

Important Information For Investors And Shareholders

NetIQ will file a proxy statement with the SEC in connection with the proposed merger. NetIQ urges investors and stockholders to read the proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information. Investors and stockholders will be able to obtain these documents free of charge at the SEC’s website at www.sec.gov. In addition, documents filed with the SEC by NetIQ are available free of charge by contacting NetIQ Corporation Investor Relations at InvestorRelations@netiq.com.

NetIQ and its directors and executive officers are deemed to be participants in the solicitation of proxies from stockholders in connection with the merger. Information regarding such persons and their interests in the merger is set forth in the proxy statement for NetIQ’s 2005 annual meeting of stockholders, which was filed with the SEC on October 18, 2005, and in NetIQ’s Annual Report on Form 10-K, which was filed with the SEC on September 13, 2005. In addition, information concerning all of NetIQ’s participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s website at www.sec.gov and from NetIQ Corporation Investor Relations at InvestorRelations@netiq.com.